EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES SECOND QUARTER RESULTS,
DECLARES THIRD QUARTER CASH DIVIDEND

COLUMBUS, Georgia - July 26, 2005 - Aflac Incorporated today reported its second quarter results. Total revenues were up 10.3% to $3.6 billion in the second quarter, reflecting a slightly stronger yen/dollar exchange rate than a year ago. Net earnings were $336 million, or $.66 per diluted share, compared with $258 million, or $.50 per share, a year ago. Net earnings in the second quarter of 2005 included realized investment gains of $7 million, or $.01 per diluted share, compared with realized investment losses of $3 million, or $.01 per diluted share, a year ago. Net earnings in the second quarter also included a gain of $3 million, or $.01 per diluted share, resulting from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In the second quarter of 2004, the impact from SFAS 133 lowered net earnings by $23 million, or $.04 per diluted share.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items.

Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Operating earnings in the second quarter were $326 million, compared with $284 million a year ago. On a per-share basis, operating earnings rose 16.4% to $.64 per diluted share, compared with $.55 per share in the second quarter of 2004. Excluding the benefit of $.01 per share from the stronger yen to the dollar, operating earnings per share increased 14.5% for the quarter.

For the six months of 2005, total revenues rose 9.4% to $7.1 billion. Net earnings were $664 million, or $1.30 per diluted share, compared with $563 million, or $1.09 per share, for the first six months of 2004. Operating earnings for the six months were $661 million, or $1.30 per diluted share, compared with $569 million, or $1.10 per share, in 2004.

The board of directors declared the third quarter cash dividend. The third quarter dividend of $.11 per share is payable on September 1, 2005, to shareholders of record at the close of business on August 19, 2005.

Commenting on the company's second quarter and first-half results, Chairman and Chief Executive Officer Daniel P. Amos stated: "We are pleased with Aflac's financial performance during the first half of 2005. Both Aflac U.S. and Aflac Japan have produced solid growth this year, and we believe each operation is on track to achieve its financial targets for the year.

"Aflac U.S. produced strong sales growth in the second quarter, with total new annualized premium sales rising 9.2% to $307 million. Several products contributed to our solid results. Once again our accident/disability product line was the largest sales contributor, accounting for approximately 53% of second quarter sales. Other products, including hospital indemnity and dental also sold well. For the first half of the year, total new sales were up 3.5% to $593 million. Our goal for the full year is a 3% to 8% increase in total new annualized premium sales.

"Aflac Japan's total new annualized premium sales were consistent with our expectations for the quarter. Total new sales rose 1.2% to 32.6 billion yen, or $302 million. As we expected, sales growth in the quarter was restrained by significant declines in Rider MAX sales and conversions. However, sales of our supplemental medical products were very strong, increasing 29.4% over last year. Sales through Dai-ichi Mutual Life dramatically improved, rising 19.2% over the second quarter of 2004. For the first six months, total new annualized premium sales were up 3.1% to 62.4 billion yen, or $587 million. Our objective is to increase total new annualized premium sales in yen by 5% to 10% for the full year.

"We were encouraged to see Aflac U.S. make significant strides in reestablishing better sales growth during the second quarter. We believe our stronger sales and more effective recruiting reflect the efforts of our enhanced sales management infrastructure. We were also pleased with the continued strength of our medical product line in Japan and our number one position in the market for supplemental medical insurance. In addition, both Aflac U.S. and Aflac Japan produced financial results that were consistent with our expectations. As such, we believe we are well-positioned to achieve our principal financial target for 2005 of a 15% increase in operating earnings per share before the impact of currency translation.

"For 2006, our goal is also to increase operating earnings per diluted share 15%, excluding the impact of the yen. And in May we established a 2007 objective of a 13% to 16% increase in operating earnings per diluted share before the effect of currency. We believe our business is fundamentally strong, and we view our financial objectives as a reflection of the opportunities we see for our operations in the United States and Japan."

For 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Aflac's insurance products provide protection to more than 40 million people worldwide. In January 2005, Aflac was included in Fortune magazine's list of the 100 Best Companies to Work For in America for the seventh consecutive year. Aflac has also been included in both Forbes magazine's Platinum 400 List of America's Best Big Companies and in Fortune magazine's listing of America's Most Admired Companies for five consecutive years. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac's second quarter report to shareholders can be found on the "For Investors" page of aflac.com.

Aflac Incorporated will webcast its second quarter conference call on the "For Investors" page of aflac.com at 9:00 a.m. (EDT) on Wednesday, July 27.

AFLAC INCORPORATED AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS
(UNAUDITED -- IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2005	2004*	% Change

Total revenues	$3,567	$3,233	10.3%

Operating earnings	326	284	14.5
Reconciling items, net of tax:
Realized investment gains (losses)	7	(3)
Impact from SFAS 133	3	(23)
Net earnings	336	258	29.9

Operating earnings per share - diluted	.64	.55	16.4
Reconciling items, net of tax:
Realized investment gains (losses)	.01	(.01)
	Impact from SFAS 133.01	(.04)
Net earnings per share - diluted	.66	.50	32.0

Net earnings per share - basic	.67	.51	31.4

Cash dividends paid per share	.11	.095	15.8

Shares used to compute earnings per share (000):
Basic	501,426	508,353	(1.4)
Diluted	508,002	517,860	(1.9)

SIX MONTHS ENDED JUNE 30,

Total revenues	$7,127	$6,513	9.4%

Operating earnings	661	569	16.2
Reconciling items, net of tax:
Realized investment gains (losses)	9	3
Impact from SFAS 133	(6)	(12)
Japanese pension obligation transfer	-	3
Net earnings	664	563	18.0

Operating earnings per share - diluted	1.30	1.10	18.2
Reconciling items, net of tax:
Realized investment gains (losses)	.01	-
Impact from SFAS 133	(.01)	(.02)
Japanese pension obligation transfer	-	.01
Net earnings per share - diluted	1.30	1.09	19.3

Net earnings per share - basic	1.32	1.11	18.9

Cash dividends paid per share	.22	.19	15.8

Shares used to compute earnings per share (000):
Basic	502,063	509,138	(1.4)
Diluted	508,722	518,607	(1.9)

*Adjusted to include stock option expense resulting from adoption of SFAS 123R

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target," or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac's investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders' equity to foreign currency translation fluctuations; events resulting in catastrophic loss of life or injury; and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., 800.235.2667 - option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com